Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Thermon Group Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-174039) on Form S-8 and registration statements (Nos. 333-181821 and 333-218848) on Form S-3 of Thermon Group Holdings, Inc. of our reports dated June 12, 2019, with respect to the consolidated balance sheets of Thermon Group Holdings, Inc. as of March 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive income, equity, and cash flows for each of the years in the three-year period ended March 31, 2019, and the related notes (collectively the consolidated financial statements) and the effectiveness of internal control over financial reporting as of March 31, 2019, which reports appear in the March 31, 2019 Form 10‑K of Thermon Group Holdings, Inc.

Our report dated June 12, 2019, expresses our opinion that Thermon Group Holdings, Inc. did not maintain effective internal control over financial reporting as of March 31, 2019 because of the effect of a material weakness on the achievement of the objectives of the control criteria. Our report contains an explanatory paragraph that states the material weakness related to the accounting for, and disclosure of, project revenues within the Company’s Europe, Middle East and Africa (EMEA) segment. Specifically (i) the Company did not maintain an effective control environment, as the Company did not have sufficient competent personnel to support the effective operation of controls over project revenues within the Company’s EMEA segment, (ii) the Company did not conduct an effective risk assessment process to ensure controls were designed and implemented to respond to the risks associated with the accounting and disclosure for project revenues, within the Company’s EMEA segment; and (iii) the Company did not effectively monitor, or ensure timely correction of, prior control deficiencies associated with project revenues within the Company’s EMEA segment.

/s/ KPMG LLP

Austin, Texas
June 12, 2019